Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns	John Griek
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Closes Acquisition of InfoArmor

Accelerates expansion into identity protection

NORTHBROOK, Ill., Oct. 5, 2018 – The Allstate Corporation (NYSE: ALL) today announced that it has closed its acquisition of InfoArmor Inc., a leading provider of employee identity protection coverage. InfoArmor serves more than 1 million employees and family members at over 1,400 firms, including more than 100 of the nation’s Fortune 500 companies.

“Allstate’s acquisition of InfoArmor gives us another innovative high-growth business to further expand our portfolio of protection products and services. Identity theft is a growing problem, and this enables us to protect more people from life’s uncertainties,” said Tom Wilson, Chairman, President and CEO of Allstate. “Consumers are increasingly at risk of having their digital identities compromised, and InfoArmor is the go-to identity protection company in the employee benefits market. This acquisition allows us to further broaden the Allstate Benefits business, which already serves more than 4 million employees.”

About Allstate

The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with more than 88 million proprietary policies. Allstate offers a broad array of protection products through multiple brands and diverse distribution channels, including auto, home, life and other insurance offered through its Allstate, Esurance, Encompass, SquareTrade and Answer Financial brands. Allstate is widely known from the slogan “You’re in Good Hands with Allstate.”

About InfoArmor

InfoArmor is a leader in the identity protection and advanced threat intelligence industries. InfoArmor’s employee benefit, PrivacyArmor®, which is offered to employees by more than 100 of the Fortune 500 companies, is a proactive identity monitoring service that alerts users at the first sign of fraud and restores an individual’s identity. VigilanteATI® is InfoArmor’s corporate threat intelligence service, which monitors for emerging threats and protects companies from hacks and cyberattacks.

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